SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13E-3

(RULE 13e-100)

(Amendment No. 1)

TRANSACTION STATEMENT UNDER SECTION 13(e) OF THE

SECURITIES EXCHANGE ACT OF 1934 AND RULE 13e-3 THEREUNDER

RULE 13e-3 TRANSACTION STATEMENT UNDER

SECTION 13(e) OF THE SECURITIES EXCHANGE ACT OF 1934

NATIONAL PROPERTY INVESTORS 6

(Name of the Issuer)

NATIONAL PROPERTY INVESTORS 6

NPI EQUITY INVESTMENTS, INC.

AIMCO/IPT, INC.

AIMCO PROPERTIES, L.P.

AIMCO-GP, INC.

APARTMENT INVESTMENT AND MANAGEMENT COMPANY

AIMCO IPLP, L.P.

AIMCO NPI 6 MERGER SUB LLC

(Name of Person(s) Filing Statement)

Units of Limited Partnership Interest

(Title of Class of Securities)

None

(CUSIP Number of Class of Securities)

John Bezzant

Executive Vice President

Apartment Investment and Management Company

4582 South Ulster Street Parkway, Suite 1100

Denver, Colorado 80237

(303) 757-8101

(Name, Address, and Telephone Numbers of Person Authorized to Receive Notices and Communications on Behalf of the Persons Filing Statement)

WITH A COPY TO:

Paul J. Nozick

Alston & Bird LLP

One Atlantic Center

1201 West Peachtree Street

Atlanta, GA 30309

(404) 881-7000

This statement is filed in connection with (check the appropriate box):

☐	a.	The filing of solicitation materials or an information statement subject to Regulation 14A, Regulation 14C or Rule 13e-3(c) under the Securities Exchange Act of 1934.

☐	b.	The filing of a registration statement under the Securities Act of 1933.

☐	c.	A tender offer.

☑	d.	None of the above.

Check the following box if the soliciting materials or information statement referred to in checking box (a) are preliminary copies: ☐

Check the following box if the filing is a final amendment reporting the results of the transaction: ☑

Calculation of Filing Fee

Transaction Valuation*	Amount of Filing Fee**
$ 1,354,489.76	$155.22

*	For purposes of calculating the fee only. This amount was calculated by multiplying the 32,972 limited partnership units held by limited partners unaffiliated with AIMCO Properties, L.P. by $41.08 per limited partnership unit.
**	Calculated by multiplying the transaction valuation of $1,354,489.76 by 0.00011460

☑	Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:  $157.26

Form or Registration No.:  Form S-4 (Reg. No. 333-175844)

Filing Party:  Apartment Investment and Management Company; Aimco Properties, L.P.

Date Filed:  July 28, 2011

TRANSACTION STATEMENT UNDER SECTION 13(e) OF

THE SECURITIES EXCHANGE ACT OF 1934 AND RULE 13e-3 THEREUNDER

This Amendment No. 1 to the Rule 13e-3 Transaction Statement on Schedule 13E-3 (the “Schedule 13e-3”) is being filed solely to report the termination of the Rule 13e-3 transaction subject to the Schedule 13e-3.

On January 27, 2012, AIMCO Properties, L.P., a Delaware limited partnership (“AIMCO Properties”) determined not to pursue the transaction contemplated by the proposed agreement and plan of merger (the “Proposed Merger Agreement”) by and among National Property Investors 6, a California limited partnership (“NPI”), AIMCO Properties, and AIMCO NPI 6 Merger Sub LLC, a Delaware limited liability company of which AIMCO Properties is the sole member (the “Merger Subsidiary”). Under the Proposed Merger Agreement, NPI was to convert into a Delaware limited partnership (“New NPI”) and, after the conversion, the Merger Subsidiary was to merge with and into New NPI, with New NPI as the surviving entity.

2

SIGNATURE

After due inquiry and to the best of its knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Date: February 6, 2012

NATIONAL PROPERTY INVESTORS 6

By:	NPI Equity Investments, Inc.
Its Managing General Partner

By: /s/ Trent A. Johnson
	Name:	Trent A. Johnson
	Title:	Vice President and Assistant General Counsel

SIGNATURE

After due inquiry and to the best of its knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Date: February 6, 2012

NPI EQUITY INVESTMENTS, INC.

By:	/s/ Trent A. Johnson
	Name:	Trent A. Johnson
	Title:	Vice President and Assistant General Counsel

SIGNATURE

After due inquiry and to the best of its knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Date: February 6, 2012

AIMCO/IPT, INC.

By:	/s/ Trent A. Johnson
	Name:	Trent A. Johnson
	Title:	Vice President and Assistant General Counsel

SIGNATURE

After due inquiry and to the best of its knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Date: February 6, 2012

AIMCO PROPERTIES, L.P.

By:	AIMCO-GP, INC.
Its General Partner

	By:	/s/ Trent A. Johnson
		Name:	Trent A. Johnson
		Title:	Vice President and Assistant General Counsel

SIGNATURE

After due inquiry and to the best of its knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Date: February 6, 2012

AIMCO-GP, INC.

By:	/s/ Trent A. Johnson
	Name:	Trent A. Johnson
	Title:	Vice President and Assistant General Counsel

SIGNATURE

After due inquiry and to the best of its knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Date: February 6, 2012

APARTMENT INVESTMENT AND MANAGEMENT COMPANY

By:	/s/ Trent A. Johnson
	Name:	Trent A. Johnson
	Title:	Vice President and Assistant General Counsel

SIGNATURE

After due inquiry and to the best of its knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Date: February 6, 2012

AIMCO NPI 6 MERGER SUB LLC

By:	AIMCO PROPERTIES, L.P.

	By:	AIMCO-GP, INC.
Its General Partner

	By:	/s/ Trent A. Johnson
		Name:	Trent A. Johnson
		Title:	Vice President and Assistant General Counsel

SIGNATURE

After due inquiry and to the best of its knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Date: February 6, 2012

AIMCO IPLP, L.P.

By:	Aimco/IPT, Inc.
Its General Partner

	By:	/s/ Trent A. Johnson
		Name:	Trent A. Johnson
		Title:	Vice President and Assistant General Counsel